Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

Southwest Gas Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.800% Senior Notes due 2027	457(r)	$300,000,000	99.867%	$299,601,000	0.00011020	$33,016.03

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$299,601,000		$33,016.03

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$33,016.03

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on December 2, 2020 (File No. No. 333-251074-01).